Exhibit
                                                                            99.1

                     [COMCAST UK CABLE PARTNERS LETTERHEAD]

                                                          FOR IMMEDIATE RELEASE

For further information contact:
John R. Alchin (215) 981-7503
Kenneth Mikalauskas (215) 981-7541

Philadelphia, PA - February 5, 1998 . . . Comcast UK Cable Partners Limited ("Comcast UK") announced today that it has entered into a definitive agreement to amalgamate with NTL Incorporated ("NTL"). As a result of the transaction, Comcast UK, a Bermuda subsidiary of Comcast Corporation ("Comcast"), will become a wholly-owned subsidiary of NTL. NTL is a leading alternative telecommunications company in the UK, which offers local telephony and cable services as well as national telecoms, broadcast and Internet services.

Except in the circumstances described below, shareholders of Comcast UK will receive 0.3745 shares of NTL common stock for each one share of Comcast UK Class A or Class B common stock. If the average closing price of the NTL common stock for a specified period of time (the "Average Price") prior to the Comcast UK shareholders meeting is less than $26.70, then Comcast UK will have the option to terminate the transaction, subject to the right of NTL to adjust the exchange ratio such that one Comcast UK share will be exchanged for a number of shares of NTL common stock equal to $10. 00 (based on the Average Price).

Brian L. Roberts, President of Comcast, said, "While Comcast UK has been a leading performer in the UK cable and telephone industries, we have determined that long-term success in this market will require greater size and market presence than Comcast UK has in its asset base. After an extensive evaluation of strategic alternatives, we have concluded that our shareholders will be in the best position to take advantage of future growth in this market by owning shares of NTL."

Among the assets of Comcast UK are ownership interests in Cable London plc ("London") and Birmingham Cable Corporation Limited ("Birmingham"). Pursuant to existing arrangements between Comcast UK and Telewest Communications plc ("Telewest"), a co-owner of interests in London and Birmingham, Telewest has certain rights ("Rights") to acquire either or both of Comcast UK's interests in these systems as a result of the transaction with NTL. However, as described in the following paragraphs, the consummation of the transaction is not dependent on the resolution of the Rights.

If the Rights have been exercised by the closing of the transaction, Comcast UK shareholders may receive (at the option of NTL), in lieu of a portion of the consideration allocable to the interest subject to the exercised Right, the per share proceeds from the sale of the interest to Telewest (net of taxes on gain on sale), payable in cash or shares of NTL common stock valued at the greater of $30.00 per share or the Average Price at closing (the "Exercise Consideration"). Similarly, if at closing either of the Rights have not been exercised, Comcast UK shareholders may receive (at the option of NTL), shares of a new class of NTL preferred stock equal to a portion of the consideration allocable to the interest subject to the unexercised Right. Of the consideration to be received by the Comcast UK shareholders, the parties have allocated 31% to Comcast UK's interest in London and 17% to Comcast UK's interest in Birmingham.

Any shares of NTL preferred stock would have the same voting and dividend rights as shares of the NTL common stock, would be subject to redemption as described below, and would be expected to be listed for trading on NASDAQ. If following closing the Rights are exercised, the preferred stock will be redeemed for the Exercise Consideration (based on the Average Price at the time of exercise). If the Rights are resolved without being exercised, the preferred stock will be redeemed for the common stock on a one-for-one basis.

Closing of the transaction is subject to the receipt of required Bermuda and UK regulatory approvals, the approval of the Comcast UK and NTL shareholders, the consent of the Comcast UK and NTL bondholders and the consent of the NTL bank lenders. Comcast, the sole holder of the multiple-voting Class B common stock of Comcast UK, has agreed to vote for the transaction, assuring its approval by the Comcast UK shareholders.

Comcast UK holds ownership interests in four integrated cable television, residential telephony and business telephony systems in the United Kingdom. Comcast UK's equity interests in the respective systems are as follows: a 100% interest in Cambridge Cable, a 100% interest in the Teesside franchises, a 27.5% interest in Birmingham, and a 50% interest in London. Comcast UK's Class A common stock is traded on The NASDAQ Stock Market under the symbol CMCAF.

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